Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Ben Gong	408-523-2175

Intuitive Surgical Announces Transition of Gary Guthart to CEO

SUNNYVALE, Calif., October 23, 2009 (GlobeNewswire via COMTEX) – Intuitive Surgical, Inc. (Nasdaq:ISRG), the industry leader in surgical robotics, today announced the next step in its CEO succession plan. Lonnie Smith, currently Chairman and CEO, will transition to the role of Chairman of the Board and Gary Guthart, currently President and Chief Operating Officer, has been appointed by the Board of Directors to the roles of President and CEO, both actions effective January 1, 2010.

“From its earliest beginnings, Intuitive has been blessed with exceptional people across the organization. Our past and future success has been and will be the result of the leadership and hard work of many very gifted, talented and dedicated individuals. Gary has been one of those people who have played a pivotal role in the development of our products, our organization, our values, and in the growth of our company. He is an individual of unquestionable character, humility, exceptional intellectual curiosity, great intellectual capacity and personal energy” said Lonnie Smith.

Mr. Guthart joined Intuitive Surgical, Inc. in April 1996 and became Vice President, Engineering in November 1999. He was promoted to Sr. Vice President, Product Operations in 2002 and President and Chief Operating Officer in 2006. Previously, Mr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formerly Stanford Research Institute). Mr. Guthart holds MS and Ph.D. degrees in Engineering Science from the California Institute of Technology and a BS degree in Engineering from the University of California, Berkeley.

Alan Levy, Director and Chairman of the Governance and Nominating Committee said “This announcement is the result of a succession plan that has been in process for the past several years. On behalf of Intuitive Surgical’s Board of Directors, we would like to thank Lonnie for his tireless efforts to make Intuitive Surgical the truly unique and successful company that it has become. Lonnie has done an incredible job leading the company from its earliest stages and is leaving his post as CEO with the Company well-positioned for future success. We look forward to his continued leadership as Chairman.”

About Intuitive’s Products

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The Company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical – Taking surgery beyond the limits of the human hand™.

About the da Vinci® Surgical System

The da Vinci® System is a breakthrough surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci® System consists of an ergonomic surgeon console, a patient-side cart with four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic and computer technology, the da Vinci® System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately has the potential to raise the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

Intuitive®, da Vinci®, da Vinci S®, da Vinci® Si™ , InSite® and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of the global economic recession and tight credit market and related impact on health care spending; possible health care reform in the United States and its implications on hospital spending, reimbursement, and fees which may be levied on certain medical device companies; timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products, the results of the year end audit, and the other factors detailed from time to time under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2008, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as “estimate”, “project”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.